U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP (Form 4)

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940.

1.  Name and Address of Reporting Person:  Eaton, Dwight
L., 12 Eaton Lane, PO Box 316, Brooksville, ME  04617-0316

2.  Issuer Name and Tickler or Trading Symbol:  Bar Harbor
Bankshares, CUSIP No. 066849100

3.  IRS or Social Security Number of Reporting Person
(Voluntary):  Not provided

4.  Statement for Month/Year:  NA

5.  If Amendment, Date of Original:  NA

6.  Relationship of Reporting Person to Issuer:  Director

Table 1: Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of
Security
Tran
Date
Tran
Code
Securities Acquired
(A)
or Disposed of (d)
Amount     A/D
Price
Amount
of
Securit
ies
Ownersh
ip
Form
Nature
of
Ownersh
ip
Bar Harbor
Bankshares
Common Stock
5/30/
01

3,300
D
15.00


